UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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NABI BIOPHARMACEUTICALS
(Name of Registrant as Specified in Its Charter)

THE MANGROVE PARTNERS FUND, L.P. MANGROVE PARTNERS MANGROVE CAPITAL NATHANIEL AUGUST
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The Mangrove Partners Fund, L.P., together with the other participants named herein (collectively, “Mangrove Partners”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GREEN proxy card to be used to solicit votes in opposition to the proposed transaction between Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), and Biota Holdings Limited, a Melbourne, Australia corporation, and related transaction proposals at the Company’s special meeting of stockholders to be held on September 24, 2012.

On September 12, 2012, Mangrove Partners issued the following press release:

ISS And Glass Lewis Both Recommend That Stockholders Vote Against The Nabi/Biota Merger

NEW YORK, Sept. 12, 2012 — The Mangrove Partners Fund, L.P. (“Mangrove Partners”), one of the largest stockholders of Nabi Biopharmaceuticals (NasdaqGS: NABI), announced today that both Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recommended that stockholders support Mangrove Partners and vote against the proposed merger (the “Transaction”) of Nabi with Biota Holdings Limited (BTA.AX). Both preeminent proxy advisory firms supported Mangrove Partners’ view that the proposed Transaction does not deliver adequate value to Nabi stockholders and both advise stockholders to vote AGAINST all six management proposals in connection with the Transaction (the “Transaction Proposals”) at the special meeting of stockholders scheduled to be held on September 24, 2012.

In its analysis, ISS states, “Even with relatively conservative estimates, the acquisition by Biota is not clearly preferable to a liquidation scenario.” Mangrove Partners has repeatedly expressed its beliefs that a liquidation would not only deliver equal or greater value than the proposed Transaction, but will also retain all of the potential value of Nabi’s remaining assets, notably the rights to NixVAX, Phoslyra royalties, the value of the public shell listing, and NOLs. In addition, ISS notes that the Transaction fails to deliver a takeover premium and that “the consideration received from Biota represents a 15.7% discount for shareholders.”

Glass Lewis also opposes the proposed Transaction and recommends that shareholders vote against all six Transaction Proposals. Specifically, Glass Lewis notes, “The most recent implied valuation represents discounts to both Nabi’s cash value as well as the board’s midpoint liquidation value.” Accordingly, Glass Lewis concludes that “the merger is not in the best interests of shareholders at this time” and points out that “Biota stands to gain a controlling stake in the Company at a discounted price while also realizing a greater portion of the combined cash and assets relative to its own contributions.” This supports Mangrove Partners’ stated position that the proposed Transaction is ill-conceived and not in the best interest of Nabi stockholders.

In light of ISS’ and Glass Lewis’ recommendations against the Transaction, Mangrove Partners believes it would be very difficult to obtain stockholder approval for the Transaction.  Mangrove Partners urges Nabi’s management and Board of Directors to stop wasting stockholders’ money in pursuing this ill-conceived Transaction. Returning Nabi’s cash to stockholders is even more important in light of Biota’s evolving business plan that calls for an increase in future cash burn. In an interview with Open Briefings.com on August 22, 2012, Biota CEO, Peter Cook, stated, “After we go through the transition process, we’d expect to crank up one or more of our early stage programs we think have the best chance of success. That means our cash burn will increase.” Mangrove Partners questions whether Mr. Cook’s remarks have been adequately communicated to Nabi stockholders and believes that the remarks highlight the heightened investment risk in Biota. Mr. Cook also noted that if the Transaction is approved, new Biota will have enough cash for three years of operation. This means that even if Biota’s pipeline assets do not fail during the clinical testing process, Biota runs the risk of exhausting its cash reserves before any of its pipeline assets can be fully developed.

Mangrove Partners urges Nabi Biopharmaceuticals to stop wasting stockholders’ time and money and either abandon the proposed Transaction or reconfigure it to return substantially all of the cash at Nabi to Nabi stockholders or significantly increase the consideration given to Nabi stockholders and include a collar to protect against further declines in Biota’s stock price so as to bring the proposed Transaction more in line with the best interests of Nabi’s stockholders.

MANGROVE PARTNERS URGES NABI STOCKHOLDERS TO PROTECT THEIR INVESTMENT BY VOTING “NO” ON THE PROPOSED TRANSACTION WITH BIOTA

MANGROVE PARTNERS URGES STOCKHOLDERS TO VOTE AGAINST THE TRANSACTION PROPOSALS BY SIGNING, DATING AND RETURNING A GREEN PROXY CARD AS SOON AS POSSIBLE

About Mangrove Partners

Mangrove Partners is an investment advisor to a special situations hedge fund. Mangrove seeks to exploit market dislocations, company specific events and forced selling, particularly with respect to smaller issues and more complex instruments. Underpinning Mangrove’s research is a deep value investing philosophy and the search for investments that provide a margin of safety.

Contact:

If you have any questions or require any assistance with your vote, please contact SCB Advising, Inc., who is assisting us, at 1-877-786-3323 or 1-646-290-5243.

Steven Balet (917) 261-2217